Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 24, 2013 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the first quarter ended March 31, 2013.

Highlights for the quarter included the following:

•	Total revenue of $164.7 million, an increase of 4.9% compared with the first quarter of 2012;
•	Freight revenue of $129.1 million (excludes revenue from fuel surcharges), an increase of 5.9% compared with the first quarter of 2012;
•	Operating loss of $0.7 million and an operating ratio of 100.6%, compared with operating income of $2.4 million and an operating ratio of 98.1% in the first quarter of 2012;
•	Net loss of $2.0 million, or ($0.13) per share, compared with net loss of $0.6 million, or ($0.04) per share in the first quarter of 2012; and
•
Gains on sale included $0.7 million from revenue equipment in the 2013 quarter compared with $2.4 million from the sale of a terminal real estate property and $0.6 million from revenue equipment in the 2012 quarter. Gains on sale are reflected as a reduction of depreciation and amortization on our statement of operations.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments: “We experienced an uneven operating environment in the first quarter as January freight was strong, followed by average demand but difficult weather conditions in February, and a March that started off well, but finished weaker than expected. In addition, the first quarter of 2013 basically had two fewer business days than the prior period, due to leap year in 2012 and an early Easter in 2013.  Despite the business, weather, and calendar headwinds, operating results were comparable to last year’s first quarter, excluding the $2.4 million gain on sale of a terminal in the 2012 quarter. During the quarter, we continued to improve asset productivity by allocating assets to our refrigerated and team operations, reducing exposure to solo dry van operations, and improving our drivers’ employment experience. These factors contributed to a 7.6% increase in average freight revenue per tractor compared with the first quarter of 2012, which nearly covered our year-over-year operating cost increases. Our asset-based operating ratio was 100.4% compared with 100.1%, excluding the $2.4 million gain on sale of a terminal, in the 2012 quarter.

For the quarter, total revenue in our asset-based operations increased to $157.5 million, an increase of $5.1 million compared with the first quarter of 2012.  This increase consisted of higher freight revenues of $4.7 million and higher fuel surcharge revenue of $0.4 million. The $4.7 million increase in freight revenues related to an 8.8% increase in average freight revenue per tractor per week, partially offset by a 3.9% decrease in our average tractor fleet.

“Average freight revenue per tractor per week increased to $3,311 during the 2013 quarter from $3,044 during the 2012 quarter.  Average freight revenue per total mile increased by 5.9 cents per mile (or 4.2%) compared to the 2012 quarter and average miles per unit increased by 3.3%. The main factors impacting the improved utilization were a 200 basis point increase in the percentage of our fleet comprised of team-driven tractors, improved seated truck percentage and improved use of technology.  These improvements were partially offset by more difficult weather and fewer business days compared to the 2012 quarter. Our non-revenue miles percentage decreased by approximately 10 basis points compared with the 2012 quarter. As of March 31, 2013, approximately 4.1% of our fleet lacked drivers, compared with approximately 5.4% at March 31, 2012.

“We experienced cost pressure in several areas. Salaries, wages and related expenses increased approximately 3.4 cents per mile due to employee pay adjustments since the first quarter of 2012 and higher workers’ compensation expense.  These increases more than offset a decrease in the percentage of our miles generated by driver employees due to an increase in owner-operators.

Owner-operator expense (reflected as purchased transportation) increased approximately 2.3 cents per mile on a total mile basis compared with the 2012 quarter.  This reflects a combination of higher rates, including fuel surcharge compensation and an increase in owner-operator miles as a percentage of our total miles to 8.8% in the 2013 quarter from 7.6% in the 2012 quarter. We are continuing our objective of growing our owner-operator fleet as a percentage of our total fleet. Increasing owner-operator capacity has shifted (and assuming all other factors remain equal is expected to continue to shift) expenses to the purchased transportation line item with offsetting reductions in employee driver wages and related expenses, net fuel, maintenance, and capital costs.

“The increase in owner-operator miles as a percentage of total miles, together with our accounting for owner-operator settlements and fuel surcharges, affect our purchased transportation and net fuel expense.  We generally compensate owner-operators on a per mile basis that includes a base rate plus additional amounts associated with activities and fuel surcharges.  The total amount paid to our owner-operators is recorded in purchased transportation.  We do not net the fuel surcharges we collect from customers against purchased transportation (even though a similar amount is passed through to owner-operators); instead these amounts are netted against fuel expense and reduce that line item when we calculate net fuel costs.  Fuel surcharge recovery from miles operated by owner-operators was approximately $3.1 million in the 2013 quarter compared with approximately $2.6 million in the 2012 quarter. Overall net fuel expense was approximately 17.3 cents per company mile in the 2013 quarter compared with 17.1 cents per company mile in the 2012 quarter due to increased idling due to severe weather and increased usage of fuel for refrigeration units associated with the growth of our SRT subsidiary.

 “Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) increased by approximately $1.5 million. Excluding the $2.4 million gain on sale of our Long Beach terminal recognized in the prior year quarter as a reduction of depreciation and amortization, capital costs decreased by approximately $0.9 million.  The change was primarily attributable to greater use of owner-operators, offset partially by a $0.9 million increase to revenue equipment rentals in the 2013 quarter. Gains on sale of equipment were approximately equal for the first quarter of 2013 and 2012.

“Insurance and claims per mile cost decreased to 10.2 cents per mile in the first quarter of 2013 from 11.8 cents per mile in the first quarter of 2012. We experienced a reduction in the number of claims for accidents, as well as in unfavorable claims reserve adjustment on past claims.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 54.9%, to $7.2 million from $4.7 million in the same quarter of 2012. Operating loss was approximately $267,000 for an operating ratio of 103.7%, compared with operating income of $1,000 and an operating ratio of 100.0% in the first quarter of 2012. Solutions’ gross margins contracted, as purchased transportation was 79.2% of total revenue in the current quarter, compared with 76.9% of total revenue in the prior year quarter. Solutions’ other operating expenses as a percentage of revenue increased to 24.5% of total revenue in the first quarter of 2013 from 23.1% of total revenue in the first quarter of 2012. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.5 million of pre-tax income in the first quarter.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At March 31, 2013, our total balance sheet debt and capital lease obligations, net of cash, were $166.6 million, our stockholders’ equity was $92.7 million, and our tangible book value was $92.2 million, or $6.25 per basic share.  At March 31, 2013, our ratio of net debt to total balance sheet capitalization was 64.2%.  Also at March 31, 2013, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $86.1 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2012, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $1.5 million, while the present value of financing provided by operating leases increased by approximately $11.8 million.

“Our current tractor fleet plan for 2013 includes the disposal of approximately 975 used tractors, the delivery of approximately 900 new company tractors. The pace at which we are able to on-board additional owner-operators will determine whether or not we are able to average the same fleet size for 2013 as the 2012 year. With a relatively young average company tractor fleet age of 25 months at March 31, 2013, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2013.”

Conference Call Information
The Company will host a live conference call tomorrow, April 25, 2013, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 334-323-7224 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 24223847. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to equipment purchases and disposals, the on-boarding of owner-operators, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Richard B. Cribbs, Senior Vice President and Chief Financial Officer criric@covenanttransport.com	(423) 463-3331

For copies of Company information contact: Kim Perry, Administrative Assistant perkim@covenanttransport.com	(423) 463-3357

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended Mar 31,
($000s, except per share data)	2013	2012	% Change
Freight revenue	$129,141	$121,900	5.9%
Fuel surcharge revenue	35,590	35,131
Total revenue	$164,731	$157,031	4.9%

Operating expenses:
Salaries, wages, and related expenses	55,074	52,162
Fuel expense	48,635	48,355
Operations and maintenance	11,678	10,411
Revenue equipment rentals and purchased transportation	22,685	17,178
Operating taxes and licenses	2,773	2,398
Insurance and claims	8,494	9,856
Communications and utilities	1,284	1,198
General supplies and expenses	3,907	3,752
Depreciation and amortization, including gains and losses on disposition of property and equipment	10,916	9,364
Total operating expenses	165,446	154,674
Operating income (loss)	(715)	2,357
Other (income) expenses:
Interest expense	2,633	3,518
Interest income	-	-
Other	-	(11)
Other expenses, net	2,633	3,507
Equity in income of affiliate	480	245
Loss before income taxes	(2,868)	(905)
Income tax expense (benefit)	(909)	(265)
Net loss	$(1,959)	$(640)

Basic and diluted earnings (loss) per share	$(0.13)	$(0.04)
Basic and diluted weighted average shares outstanding (000s)	14,762	14,722

	Three Months Ended Mar 31,
	2013	2012	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$121,932	$117,246	4.0%
Covenant Transport Solutions non-asset based revenues	7,209	4,654	54.9%
Freight revenue	$129,141	$121,900	5.9%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.623	$1.561	4.0%
Average freight revenue per total mile	$1.464	$1.405	4.2%
Average freight revenue per tractor per week	$3,311	$3,044	8.8%
Average miles per tractor per period	29,079	28,155	3.3%
Weighted avg. tractors for period	2,846	2,963	-3.9%
Tractors at end of period	2,802	2,938	-4.6%
Trailers at end of period	6,766	7,143	-5.3%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2013	12/31/2012
Total assets	$397,648	$400,232
Total equity	$92,713	$94,673
Total balance sheet debt, net of cash	$166,565	$168,098
Net Debt to Capitalization Ratio	64.2%	64.0%
Tangible book value per basic share	$6.25	$6.38

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